EXHIBIT 10.9

               CHEFS INTERNATIONAL EXECUTIVE INCENTIVE BONUS PLAN

         The Executive Incentive Bonus Plan ("EIBP") is a cash-based incentive program. The purpose of the EIBP is to motivate and reward eligible employees of Chefs International, Inc. (the "Company") for good performance by making a portion of their cash compensation dependent upon the achievement by the Company and its subsidiaries on a consolidated basis of annual levels of earnings before deducting interest, income taxes, depreciation and amortization; and excluding extraordinary items ("EBITDA"). "Extraordinary Items," which are excluded in computing EBITDA, shall mean all items considered extraordinary for Generally Accepted Accounting Principle ("GAAP") purposes as well as gains or losses attributable to transactions involving Mister Cookie Face and gains and losses realized from sales and disposals not in the ordinary course of business.

         At the conclusion of each Company fiscal year commencing with fiscal 2001, the Company's auditors shall compute the bonus pool ("Bonus Pool") from which the cash incentives shall be distributed. The Bonus Pool for a year shall be equal to 10% of the amount by which EBITDA (computed without deduction of the Bonus Pool for such year) exceeds $1,000,000. The entire Bonus Pool for a fiscal year shall be distributed.

         The Bonus Pool shall be allocated among and distributed to those persons performing executive type functions for the Company and its subsidiaries and in such amounts as a Committee consisting of the Chairman of the Company's Board of Directors and the Company's President (the "Committee") shall determine. The type of employees to whom it is anticipated that the Bonus Pool will be allocated and distributed include the President, the Controller, the area supervisors and persons performing similar functions (if any). Nothing herein shall entitle any of the foregoing employees to an allocation or distribution of any portion of the Bonus Pool. No employee shall be entitled to a distribution from the Bonus Pool with respect to a fiscal year unless he is employed by the Company or a subsidiary on the date of the distribution. Any such allocations and distributions shall be made in the absolute discretion of the Committee. If the Committee is unable to unanimously agree on whether a particular employee shall be included in the allocation and distribution, or the amount of same, the matter shall be referred to and voted upon by the Company's Board of Directors.

         Distributions of the Bonus Pool with respect to a fiscal year shall be made no later than five business days after publication of the Company's year-end audited financial statements for that year.

         This EIBP may be terminated with respect to any fiscal year after the Company's fiscal year 2005 by the Board of Directors.